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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


                       Date of Report:  December 3, 2001


                             UnitedGlobalCom, Inc.
              (Exact Name of Registrant as Specified in Charter)

        Delaware                0-21974               84-1116217
     (State or other          (Commission           (IRS Employer
     jurisdiction of          File Number)        Identification #)
      incorporation)


            4643 South Ulster Street, Suite 1300, Denver, CO  80237
                    (Address of Principal Executive Office)


                                (303) 770-4001
             (Registrant's telephone number, including area code)
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Item 5.  Other Events
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On December 3, 2001, the Company sold 11,991,018 shares of Class A common stock for net cash proceeds of $20,000,000. With these proceeds, the Company repurchased all of its outstanding 10 7/8% senior discount notes due 2009 (the "Notes"). On December 2, 2001, the accreted value of the Notes was $275,062,175.

The purchase of the Notes by the Company constitutes a "Resale" as such term is defined in the agreement among the Company, the initial purchasers of the Notes (the "Purchasers") and their affiliates, entered into at the time of the original sale of the Notes in April 1999. Pursuant to this agreement, a Resale of the Notes by the Purchasers for less than the then accreted value of the Notes, obligates the Company to pay to the Purchasers a sum in cash equal to the difference between the resale price of the Notes sold and the accreted value of such Notes. Conversely, in the event that the Notes were sold for more than their accreted value, the Purchasers would have been obligated to pay the excess (less reimbursable expenses) to the Company. Pursuant to a subsequent agreement among the Company and the Purchasers, the parties agreed that the payment obligation would be satisfied for an amount equal to the difference between the fair market value of the Notes and the accreted value of the Notes as of December 2, 2001. On December 3, 2001 the Company paid $241,309,066, in the aggregate, to the Purchasers in satisfaction of this obligation.

Item 7.  Financial Statements and Exhibits.
         ---------------------------------

(c)     Exhibits

10.1 Stock Purchase Agreement dated December 3, 2001, between the Company and Liberty UCOMA, LLC.

10.2 Stock Purchase Agreement dated December 3, 2001, between the Company and Liberty UCOMA, LLC.

10.3 Agreement dated December 3, 2001, among the Company, UIH Funding Corp., Salomon Smith Barney, Inc., TD Securities (USA) Inc., J.P. Morgan Securities Inc. (formerly known as Chase Securities Inc.) and Donaldson, Lufkin & Jenrette Securities Corporation.

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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        UNITEDGLOBALCOM, INC.

                        By:  /s/ Frederick G. Westerman, III
                             -------------------------------
                             Frederick G. Westerman, III
                             Chief Financial Officer


Dated:  December 3, 2001

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